                                                            Exhibit 4.3













                       THE LIMITED STOCK PURCHASE PLAN

             (AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 1996)

                                TABLE OF CONTENTS


                                                                                  Page
ARTICLE I - Introduction  .......................................................  1

ARTICLE II - Definitions  .......................................................  1

       2.1.  "A&F" ..............................................................  1
       2.2.  "A&F Stock" ........................................................  1
       2.3.  "Account" ..........................................................  1
       2.4.  "Affiliate" ........................................................  1
       2.5.  "Associate" ........................................................  1
       2.6.  "Board of Directors" ...............................................  1
       2.7.  "Company" ..........................................................  1
       2.8.  "Compensation" .....................................................  2
       2.9.  "Contributions" ....................................................  2
       2.10. "Custodian" ........................................................  2
       2.11. "Eligible Associate" ...............................................  2
       2.12. "Employer" .........................................................  2
       2.13. "Employer Stock" ...................................................  2
       2.14. "Enrollment Form" ..................................................  2
       2.15. "IBI" ..............................................................  2
       2.16. "IBI Stock" ........................................................  2
       2.17. "Limited Stock" ....................................................  2
       2.18. "Participant" ......................................................  2
       2.19. "Plan" .............................................................  2
       2.20. "Section 16 Person" ................................................  2
       2.21. "Subsidiary" .......................................................  3
       2.22. "Servicing Agreement" ..............................................  3
       2.23. "The Limited".......................................................  3

ARTICLE III - Participation .....................................................  3

          3.1. Enrollment .......................................................  3
          3.2. Investment Designation ...........................................  3
          3.3. Modifications ....................................................  3
          3.4. Termination of Eligible Associate Status .........................  4

ARTICLE IV - Contributions ......................................................  4

          4.1. Withholding  .....................................................  4
          4.2. Payment to Custodian .............................................  4
          4.3. Servicing Agreement ..............................................  4

 ARTICLE V - Investment of Contributions  ......................................   5

           5.1.  Accounts with Custodian .......................................   5
           5.2.  Purchases of Employer Stock ...................................   5
           5.3.  Statements ....................................................   6
           5.4.  Commissions and Expenses ......................................   6
           5.5.  Reports and Materials .........................................   6
           5.6.  Withdrawals and Sales of Employer Stock .......................   6
           5.7.  Termination ...................................................   7
           5.8.  Subscription Rights ...........................................   7

ARTICLE VI - Amendment and Termination .........................................   8

           6.1.  Amendment of Plan .............................................   8
           6.2.  Termination of Plan ...........................................   8

ARTICLE VII - Miscellaneous ....................................................   8

           7.1.  No Right of Employment ........................................   8
           7.2.  Severability ..................................................   9
           7.3.  Successors ....................................................   9
           7.4.  Captions, Gender and Number ...................................   9
           7.5.  Risk of Participants ..........................................   9
           7.6.  Tax Effects ...................................................   9
           7.7.  Section 16 Persons ............................................   9
           7.8.  Modifications, Waivers, Etc. ..................................  10
           7.9.  Liability of Employer .........................................  10
           7.10. Governing Law .................................................  10
           7.11. Rights as Stockholder .........................................  10
           7.12. No Assignments of Rights ......................................  10

                        THE LIMITED STOCK PURCHASE PLAN

              (AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 1996)

                                   ARTICLE I

                                  INTRODUCTION

        LIMITED SERVICE CORPORATION (the "Company") maintains the Stock Purchase Plan for Associates of The Limited, Inc. (the "Plan") in order to provide Associates of The Limited, Inc. ("The Limited ") and its Affiliates and Subsidiaries with the opportunity to purchase shams of common stock of The Limited. The Company hereby amends and restates the Plan, in order (i) to provide Associates of Intimate Brands, Inc. ("IBI") with the opportunity to also purchase shares of common stock of IBI under the Plan; (ii) to provide Associates of Abercrombie & Fitch Co. ("A&F") with the opportunity to also purchase shares of common stock of A&F under the Plan on and after November 15, 1996; (iii) to incorporate changes in the rules under Section 16 of the Securities and Exchange Act of 1934 that are applicable to the Plan; (iv) to rename the Plan " The Limited Stock Purchase Plan" and (iv) to make certain other changes to the Plan.

                                  ARTICLE II

                                 Definitions

        Whenever used herein, the following words and phrases shall have the meanings stated below, unless a different meaning is clearly indicated by the context:

        2.1. "A&F" means Abercrombie & Fitch Co., a Delaware corporation, and any successors thereto.

        2.2. "A&F STOCK" means the Class A common stoclc, $0.01 par value, of A&F.

        2.3. "ACCOUNT" means the account maintained for each Participant by the Custodian, which will be the entire interest of the Participant under the Plan.

        2.4. "AFFILIATE" means any entity which controls, is controlled by, or is under common control with, The Limited.

        2.5 "ASSOCIATE" means any person employed by the Employer.

        2.6. "BOARD OF DIRECTORS" means the board of directors of the Company.

        2.7. "COMPANY" means Limited Service Corporation, a Delaware corporation, and any successor thereto.

        2.8. "COMPENSATION" means amounts received by an Eligible Associate from an Employer as cash compensation while the Eligible Associate is a Participant.

        2.9. "CONTRIBUTIONS" means the amounts withheld by the Employer from the Compensation of a Participant pursuant to an Enrollment Form, which amounts will be paid over to the Custodian for investment in Employer Stock.

        2.10. "CUSTODIAN" means Merrill, Lynch, Pierce, Fenner & Smith, Inc., or the party or parties acting as such under the Servicing Agreement.

        2.11. "ELIGIBLE ASSOCIATE" means an Associate who (i) has the legal capacity to enter into binding contractual obligations, and (ii) is not in a category of Associates designated by the Employer as ineligible to participate in the Plan.

        2.12. "EMPLOYER" means the Company and any Subsidiary or Affiliate which, with the consent of the Board of Directors, adopts this Plan and agree to be bound by the terms of the Servicing Agreement.

        2.13. "EMPLOYER STOCK" means Limited Stock, IBI Stock and, on and after November 15, 1996, A&F Stock.

        2.14. "ENROLLMENT FORM" means an agreement, on such form as may be prescribed by the Company, between an Eligible Associate and his or her Employer, whereby the Eligible Associate agrees to become a Participant in the Plan and directs the Employer to withhold Contributions from his or her Compensation.

        2.15. "IBI" means Intimate Brands, Inc., a Delaware corporation, and any successors thereto.

        2.16. "IBI STOCK" means the Class A common stock, $0.01 par value, of IBI.

        2.17. "LIMITED STOCK" means the Class A common stock, $0.50 par value, of The Limited.

        2.18. "PARTICIPANT" means an Eligible Associate who has enrolled as a Participant in accordance with Section 3.1.

        2.19. "PLAN" means The Limited Stock Purchase Plan (formerly named the Stock Purchase Plan for Associates of The Limited, Inc.), as amended and restated herein and as the same may from time to time hereafter be amended.

        2.20. "SECTION 16 PERSON" means (i) any member of the Board of Directors of The Limited or IBI, (ii) the president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), or any vice-president in charge of a principal business unit, division or function, or The Limited or IBI, or (iii) any person who is the beneficial owner of more than 10% of the outstanding Limited Stock or IBI Stock. The Chief Financial Officers of The Limited and IBI shall designate those individuals who are Section 16 Persons and deliver a list of the Section 16 Persons eligible to participate in the Plan to the Custodian from time to time or at the request of the Custodian. Such list of Section 16 Persons will be conclusive on the Custodian and the sole source of determining who is a Section 16 Person, and the Custodian shall not be required to further investigate whether a Participant is a
Section 16 Person.

     2.21. "SUBSIDIARY" means any entity of which The Limited owns, directly or indirectly, more than 50% of the issued and outstanding shares of common stock.

     2.22. "SERVICING AGREEMENT" means an agreement entered into by and between the Company and the Custodian governing certain terms and conditions of the Plan and its operations.

     2.23. "The LIMITED" means The Limited, Inc., a Delaware corporation, and any successor thereto.

                                 ARTICLE III
                                PARTICIPATION

     3.1. ENROLLMENT. Each Eligible Associate may become a Participant by completing and returning to the Employer an Enrollment Form, except to the extent that Section 16 Persons are limited under Section 7.7 for periods prior to August 15, 1996. By becoming a Participant, each Associate agrees to the provisions of the Plan and the Servicing Agreement and to all amendments to the Plan and the Servicing Agreement.

     3.2. INVESTMENT DESIGNATION. A Participant who is an Associate of IBI must designate on his or her Enrollment Form the portion, if any, of his or her Contribution that is to be invested by the Custodian in Limited Stock and the portion, if any, that is to be invested in IBI Stock. On and after November 15, 1996, a Participant who is an Associate of A&F must designate on his or her Enrollment Form the portion, if any, of his or her Contribution that is to be invested by the Custodian in Limited Stock and the portion, if any, that is to be invested in A&F Stock. Contributions by Participants who are not Associates of IBI or A&F will be invested entirely in Limited Stock.

     3.3. MODIFICATIONS. An Enrollment Form may be modified, suspended, or terminated by the Participant by completing and returning a new Enrollment Form that will be effective as of such date as the Employer may determine.

     3.4. TERMINATION OF ELIGIBLE ASSOCIATE STATUS. If a Participant ceases to be an Eligible Associate, withholding of Contributions from subsequent Compensation will cease and the Participant will be entitled to either (i) have the shares of Employer Stock credited to his or her Account sold and to have the proceeds from the sale of such shares and the other amounts held in the Account paid to the Participant, or (ii) have the Participant's Account converted in its entirety into a regular brokerage account with the Custodian. The Employer may, in its sole discretion, offer, at any time and from time to time, incentives to encourage terminating Participants or former Participants to elect to have their Employer Stock sold. From and after the time such Participant ceases to be an Eligible Associate, the Employer will have no obligations to the Custodian or the Participant under the Plan or the Servicing Agreement or with respect to the investments in the Participant's Account.
                                   ARTICLE IV

                                 CONTRIBUTIONS

     4.1. WITHHOLDING. After receipt of an Enrollment Form from a Participant, the Employer will withhold from each payment of Compensation to such Participant the amount of the Contribution designated on the Enrollment Form. Contributions will be withheld only from the net amount of Compensation payable in cash to the Participant after all other withholdings required by law or directed to be made by the Participant under any other employee benefit plan to which the Participant contributes have been made.

     4.2. PAYMENT TO CUSTODIAN. The Employer will pay over to the Custodian monthly the Contributions withheld from each Participant for investment in Employer Stock under the Plan and the Servicing Agreement, on behalf of and as agent for the Participant.

     4.3. SERVICING AGREEMENT. The Company has entered into a Servicing Agreement with the Custodian, pursuant to which the Employer pays over Contributions to the Custodian and the Custodian applies Contributions to the purchase of Employer Stock. The Servicing Agreement constitutes a part of this Plan. In the event of any conflict between the terms of this Plan and the terms of the Servicing Agreement, the Plan will control as to matters involving the relationship between the Employer and the Associates and the Servicing Agreement will control as to matters involving the relationship between the Employer or Participants and the Custodian.

                                   ARTICLE V

                          INVESTMENT OF CONTRIBUTIONS

      5.1. ACCOUNTS WITH CUSTODIAN.

           5.1.1. The Custodian will establish for each Participant an Account to which will be credited all Employer Stock purchased with Contributions paid to the Custodian on behalf of the Participant. The Participant will be the sole beneficial owner of Employer Stock in the Participant's Account. The terms governing the operations of the Account will be those set forth in the Servicing Agreement.

           5.1.2. A Participant may, but will not be required to, enter into an arrangement with the Custodian for the conversion of the Participant's
Account into a regular brokerage or other investment account, but any investment, fee or other arrangement made in connection with such a conversion will be made by and between the Custodian and the Participant, and the Employer will have no obligations to the Custodian or the Participant with respect to such conversion or investments made as a result of such conversion.

      5.2. PURCHASES OF EMPLOYER STOCK.

           5.2.1. After receipt of Contributions from the Employer, the Custodian will purchase Employer Stock for the Account of each Participant for whom a Contribution is received under the terms of the Servicing Agreement. Notwithstanding any provisions of this Plan to the contrary, only Participants who are Associates of IBI are entitled to have shares of IBI Stock purchased on their behalf pursuant to this Plan, and only Participants who are Associates of A&F are entitled to have shares of A&F Stock purchased on their behalf pursuant to this Plan. Participants who are Associates of IBI and A&F are also entitled to have shares of Limited Stock purchased on their behalf pursuant to this Plan.

           5.2.2. Upon receipt of cash dividends on Employer Stock held in a Participant's Account, the Custodian will reinvest such dividends for the Account of such Participant in the same Employer Stock on which the dividends were paid. Cash dividends will be automatically reinvested in such Employer Stock no later than thirty (30) days following the receipt of the dividend by the Custodian.

           5.2.3. The Custodian may purchase Employer Stock on any securities market on which the Employer Stock is traded, in the over-the-counter market or in private transactions from any person or entity, including The Limited, its Affiliates and Subsidiaries, and any employee benefit plan maintained by The Limited and/or its Affiliates and Subsidiaries. The Custodian will purchase Employer Stock at such times as the Custodian, in its sole discretion, determines to be in the best interests of Participants. The price at which the Custodian will be deemed to have acquired shares for a Participant's Account will be the average price of all shares of Limited Stock, IBI Stock or A&F Stock, as the case may be, purchased by the Custodian for all Participant's under the Plan pursuant to the same purchase order. Purchases of Employer Stock may be on such terms as to price, delivery and other matters as the Custodian, in its sole discretion, determines.

           5.2.4 The Custodian may, for a number of reasons, including but not limited to observance of rules and regulations of the Securities and Exchange Commission requiring temporary suspension of purchases, be prohibited from applying funds to purchase Employer Stock as generally provided under the Plan and the Servicing Agreement, and the Custodian will have no responsibility at any time with respect to the value of Employer Stock purchased under the Plan and no liability in connection with any inability to purchase shares or the timing of any purchases because of conditions beyond the control of the Custodian. The Custodian may, in its sole discretion, commingle and hold Participant's shares together with the shares of all other Participant's in its name or in the name of its nominee.

      5.3. STATEMENTS. The Custodian will give to each Participant statements, at least quarterly, showing all transactions in the Participant's Account and the number of shares in the Participant's Account under the terms of the Servicing Agreement.

      5.4. COMMISSIONS AND EXPENSES. The Employer will be responsible for, and pay to the Custodian, all fees, expenses and commissions relating to the establishment and maintenance of Accounts for Participants, the receipt by the Custodian of Contributions from the Employer and the purchase of Employer Stock with Contributions or dividends, but any fees, expenses or commissions relating to or resulting from the conversion of an Account to a regular brokerage account under Sections 3.4 or 5.1.2., the withdrawal of any investment from the Account, the sale of Employer Stock, the purchase of Employer Stock other than with the proceeds derived from Contributions or dividends, or the purchase or sale of anything other than Employer Stock, will be the responsibility of the Participant.

      5.5. REPORTS AND MATERIALS. The Custodian will send to each Participant public reports and materials relating to Employer Stock received by the Custodian and vote only the whole shares of Employer Stock held in a Participant's Account and only upon receipt of written directions from the Participant.

      5.6. WITHDRAWALS AND SALES OF EMPLOYER STOCK. At any time that a Participant is or would be entitled to receive a certificate for his or her shares of stock held by the Custodian under the Plan, the Participant may request the Custodian to sell all or any portion of such shares, except to the extent that Section 16 Persons are limited under Section 7.7 for periods prior to August 15, 1996. Following receipt of said request, the Custodian will make such sale for the Participant at the opening market price on the next business day. All sales may be made directly by the Custodian to any person and in any manner permitted for purchase of shares and shares allocated to the Accounts of all Participants may be commingled for sale. The Participants will be liable for and his or her Account will be charged with any brokerage commissions incurred in connection with such sale.

     It is understood that, for a number of reasons, including but not limited to observance of rules and regulations of the Securities and Exchange Commission requiring temporary suspension of the purchases, sales may not be made on the subsequent sale date. The Custodian will have no responsibility at any time with respect to the value of shares sold under the Plan and no liability in connection with any inability to sell shares or the timing of any sales because of conditions beyond its control. A Participant will have no right to draw checks or drafts against his or her Account or to request the Custodian to take any action with respect to any shares or cash held therein except as expressly provided herein.

      5.7. TERMINATION Participation in the Plan may be terminated at any time by written notice from the Participant received by the Custodian and will be terminated by written notice of the death or adjudicated incompetency of a Participant similarly received. A Participant's participation in the Plan may also be terminated upon receipt by the Custodian of a notice from the Employer that the Participant is no longer an Associate of the Employer or that the Participant has given the Employer notice of his or her desire to terminate participation in the Plan. Any notice of termination received by the Custodian after a purchase order for shares has been placed will be effective after such investment has been completed. The Custodian may terminate a Participant's Account by sending written notice of termination to the Participant and may terminate its services by sending such notice to all Participants.

     Upon termination by reason of notice of death or adjudicated incompetency of a Participant, the shares in the Participant's Account will be retained and the cash balance plus additional dividends will be reinvested by the Custodian until such time as the Participant's legal representative has been appointed and has furnished proof satisfactory to the Custodian of his or her right to receive payment of the shares in the Account. Upon such appointment or upon termination for any other reason, the Custodian will sell all assets held in the Account of the Participant and send a check for the net proceeds of such sale to the Participant or the Participant's legal representative, unless the Participant or his or her legal representative elects, in writing delivered to the Custodian within thirty (30) days after the termination, either (1) to direct that the Custodian send the Participant or his or her legal representative a certificate for the full shares in the Account and a check in an amount equal to the then current market value of any fractional share, less any applicable sales commission, or (2) to direct that his or her Account under the Plan be converted to a regular brokerage account unrelated to the Plan, upon payment of any fee charged by the Custodian for such conversions.

      5.8 SUBSCRIPTION RIGHTS. In the event The Limited, IBI and/or A&F makes available to its shareholders subscription rights to purchase additional shares, debentures, or other securities, the Custodian will sell such rights at the current market price therefor and credit the proceeds of such sale to the Participant's Account. The proceeds of such sale will be automatically reinvested in Limited Stock, IBI Stock and/or A&F Stock, as the case may be, on the next business day following the receipt of the proceeds by the Custodian or as soon thereafter as practicable, but in no event later than thirty (30) days after receipt. Any Participant who wishes to exercise his or her rights to purchase additional securities must do so in a timely manner sufficient to permit the Custodian to issue his or her certificates to him or her so that the right to purchase additional securities accruing to those certificates will flow directly to the Participant.

                                  ARTICLE VI

                          AMENDMENT AND TERMINATION


      6.1. AMENDMENT OF PLAN. The provisions of this Plan may be amended at any time and from time to time by the Company; provided, however, that:

           6.1.1. No amendment can increase the duties or liabilities of the Custodian without the consent of the Custodian;

           6.1.2. No amendment can decrease the balance in any Participant's Account; and

           6.1.3. No amendment can affect the obligation of the Employer to pay over Contributions withheld from the Compensation of Participants to the Custodian.

      6.2. TERMINATION OF PLAN. The Company may terminate the Plan at any time. Upon termination of the Plan, (i) the Employer will pay over to the Custodian all Contributions withheld but not yet paid over and such Contributions will be applied to purchase Employer Stock under the Plan, and (ii) within thirty (30) days, the Employer will notify each Participant that the Plan has been terminated. After the termination, the rights of Participants to amounts held under their Accounts will be determined under the Servicing Agreement.


                                 ARTICLE VII

                                MISCELLANEOUS

      7.1. NO RIGHT OF EMPLOYMENT. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any Account will give any Participant, Associate, or other person the right to be retained in the service of any Employer, and all Participants and other Associates will remain subject to discharge to the same extent as if the Plan had never been adopted.

     7.2. SEVERABILITY. If any provision of this Plan is held invalid or unenforceable, such invalidity or unenforceability will not affect any other provisions hereof, and this Plan will be construed and enforced as if such provision had not been included.

     7.3. SUCCESSORS. This Plan is binding upon the heirs, personal representatives, successors, and assigns of the parties including each Associate or Participant, present and future.

     7.4. CAPTIONS, GENDER AND NUMBER. The headings and captions in the Plan are provided for convenience only, are not to be considered as part of the Plan, and are not to be employed in the construction of the Plan. Except where otherwise clearly indicated by context, the masculine neuter includes the feminine neuter, the singular includes the plural, and vice versa.

     7.5. RISK OF PARTICIPANTS. Each Participant assumes all risks associated with any decrease in the value of any securities in the Participant's Account and agrees that the Account will be the sole source of payments under the Plan and that no Employer will be responsible for the payment of any benefits under the Plan. The establishment and operation of this Plan by the Employer and the Custodian do not constitute a recommendation that any person purchase Employer Stock or any other securities. The Employer Stock available for purchase under the Plan may or may not be a suitable investment for Eligible Associates, and each Eligible Associate should therefore make an independent investigation into the merits of each investment. Each Participant, by becoming a Participant, agrees that the Participant is in no way relying on the Employer or the Custodian for information or advice concerning the Participant's investment decision and that the Employer and the Custodian are under no obligation to inform the Participant of any information which the Employer or the Custodian may possess at any time which is or may be material to the investment decision of the Participant.

      7.6. TAX EFFECTS. Each Participant, by completing an Enrollment Form, acknowledges that the Participant is not relying on advice by any person associated with the Employer that favorable tax effects will result from participation in the Plan and that the Participant has been given sufficient opportunity to consult with the Participant's own tax advisors concerning participation in the Plan.

      7.7. SECTION 16 PERSONS. Any transaction under the Plan may be made by a Section 16 Person prior to August 15, 1996 only if the transaction is (i) pursuant to an irrevocable election made by the Section 16 Person at least six (6) months in advance of the effective date of the transaction; (ii) pursuant to an election to receive either Employer Stock or cash, or a combination of Employer Stock and cash, or to defer a distribution of Employer Stock or cash in whole or in part incident or death, retirement, disability, or termination of employment; or (iii) an initial or periodic transfer resulting from an election to participate or change levels of participation with respect to Employer Stock. Prior to August 15, 1996,
Section 16

Persons making withdrawals shall cease further purchase in the Plan for six months after such withdrawals, and Section 16 Persons who cease participation in the Plan shall not participate in the Plan again for at least six (6) months. The Custodian or the Employer shall give each Section 16 Person who is participating in the Plan a statement, as provided in Section 5.3., within thirty (30) days after the end of the calendar year.

      7.8. MODIFICATIONS, WAIVERS, ETC. No person, including Employers, Affiliates, Subsidiaries, the Custodian or their representatives, officers or employees, has the power to modify, amend or waive any of the provisions of the Plan or the Servicing Agreement except as otherwise provided in the Plan and the Servicing Agreement. No Associate or Participant is entitled to rely on any statement or representation of any person as to the terms of the Plan or the Servicing Agreement.

      7.9. LIABILITY OF EMPLOYER. The Employer will be liable for failure to comply with the terms of the Plan only for its own negligence or knowing violations of the terms of the Plan, and will have no liability for any action or inaction of the Custodian under the Plan or the Servicing Agreement. The Employer and Custodian will be protected in relying on any paper or documents believed by them to be genuine and signed by the proper person or on any information provided by or statement made by any Associate.

     7.10. GOVERNING LAW. The Plan and its operations will be governed by and construed in accordance with the laws of the State of Ohio, the federal law of the United States of America, and the rules and regulations of the Securities and Exchange Commission and of any exchange or market on which Employer Stock is traded, as same are now in effect or are hereafter amended.

     7.11. RIGHTS AS STOCKHOLDER. Participants will have the rights of stockholders of The Limited, IBI or A&F, as the case may be, only as to shares of Employer Stock actually purchased and credited to the Accounts of Participants.

     7.12. NO ASSIGNMENT OF RIGHTS. No right of any Participant under the Plan or the Servicing Agreement can be assigned, pledged, sold, given or otherwise transferred by such Participant other than upon the death of the Participant by will, trust, or intestate succession.